Exhibit 99.1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  September 4, 2001

Image Systems Corporation
(Exact name of registrant as specified in its Charter)

Minnesota	0-21245	41-1620497
(State of	(Commission file	(IRS Employer Identification
Incorporation)	number)	Number)

6103 Blue Circle Drive, Minnetonka, Minnesota 55343
(Address of principal executive office) (Zip Code)

Registrant’s telephone number (952) 935-1171

Item 5:  Other Events

             Dr. Frederick R. Olson resigned as a member of the Board of Directors for the reason that he did not have time to make many of the meetings.  He was replaced on the Board of Directors by Donald Volbrecht.  Mr. Volbrecht also replaced Dr. Olson as a member of the audit committee.

             The Board elected David Sorensen as President to replace Dean Scheff who remains as Board Chairman.  Marta Scheff Volbrecht was elected to the new position of Executive Vice President.  Laura Sorensen replaced Diana Scheff as Board Secretary.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed by the Chairman of the Board.

Image Systems Corporation.

/s/ Dean F. Scheff
Dean F. Scheff, Chairman of the Board